UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 29, 2006
Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)
121 South 13th Street, Suite 201, Lincoln, Nebraska 68508
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On September 29, 2006, Nelnet, Inc. (the “Company”) received a copy of the final audit report from the Department of Education’s Office of Inspector General (the “OIG”) related to the OIG’s audit of the Company’s portfolio of student loans receiving 9.5% special allowance payments. As previously reported by the Company, on August 9, 2006 the Company received a draft of the audit report, which the Company responded to on September 7, 2006.
The final audit report contains a finding by the OIG that an increase in the amount of 9.5% special allowance payments that have been received by the Company was based on what the OIG deemed to be ineligible loans. Such loans are deemed by the OIG to be ineligible for 9.5% special allowance payments due to interpretive issues related to the legal characterization of refinancing transfers of qualifying loans from trusts for tax-exempt financing obligations originally issued prior to October 1, 1993 to trusts for taxable obligations, and the extent to which sales of qualifying loans can result in qualification of additional loans. The audit report also contains a recommendation by the OIG that the Department of Education (the “Department”) require the Company to calculate and return what the OIG deems to be overpayments attributable to the deemed ineligible loans, and instruct the Company to exclude such loans from future claims for 9.5% special allowance payments. The Company believes that the final audit report is or will be made publicly available through the Department’s web site at www.ed.gov (information on the Department’s web site is not incorporated by reference into this report and should not be considered part of this report). The Department may accept or reject the finding or recommendation of the OIG contained in the final audit report.
Through June 30, 2006, the Company has recorded approximately $322.6 million of pre-tax income related to that portion of the 9.5% special allowance payments received which exceeds regular special allowance payments on the underlying loans at the otherwise applicable statutory rate. If the recommendation contained in the OIG’s final audit report is implemented by the Department and upheld after any administrative or other legal proceedings, a significant portion of those payments would be disallowed and need to be returned by the Company.
The Company disagrees with the OIG’s final audit report, and continues to believe that the Company has billed for the 9.5% special allowance payments in accordance with applicable laws, regulations and the Department’s previous guidance. As previously reported by the Company, in May 2003 the Company sought confirmation from the Department regarding whether it was allowed to receive the 9.5% special allowance payments on loans being acquired with funds obtained from the proceeds of tax-exempt obligations originally issued prior to October 1, 1993 and then subsequently refinanced with proceeds of taxable obligations without retiring the tax-exempt obligations. Pending satisfactory resolution of this issue, the Company deferred recognition of that portion of the 9.5% special allowance income generated by those loans which exceeded statutorily defined special allowance rates under a taxable financing. In June 2004, after consideration of certain clarifying information received in connection with the guidance it had sought and based on written and verbal communications with the Department, including written confirmation from the Department that the public could continue to rely on a Department guidance letter issued in March 1996, management concluded that the earnings process had been completed and recognized the previously deferred income of $124.3 million on that portfolio.

The Company intends to seek a satisfactory resolution of this matter with the Department, and examine other remedies if a satisfactory resolution cannot be reached with the Department. However, the Company cannot predict the final outcome of any subsequent review by the Department or of any administrative or other legal proceedings following any further action by the Department. If the Company is ultimately required to return deemed overpayments in connection with the 9.5% special allowance payment program, is no longer eligible to receive 9.5% special allowance payments, and/or incurs significant other costs, expenses or loss of revenues associated with an adverse final outcome of this matter, it may have a material adverse effect on the Company’s financial condition and results of operations.
The Company issued a press release on September 29, 2006 announcing it received the final audit report. A copy of the press release is attached to this report as Exhibit 99.1 and is hereby incorporated by reference into this Item 8.01.
Information contained or incorporated in this report, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the resolution of the audit and the issues related thereto discussed in this report, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed as part of this report:

Exhibit
No.	Description
99.1	Press release by Nelnet, Inc. dated September 29, 2006 — “Nelnet receives report related to audit”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NELNET, INC.
Date: September 29, 2006	By:	/s/ TERRY J. HEIMES
Terry J. Heimes
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release by Nelnet, Inc. dated September 29, 2006 — “Nelnet receives report related to audit”

5